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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated March 27, 2000, between Ameritrade Holding Corporation (the "Corporation"), and John R. MacDonald (the "Executive").

                                    RECITALS

     Effective as of March 27, 2000, the Executive is the Vice President, Chief Financial Officer of the Corporation. The Corporation desires to assure to the Corporation the benefits of the Executive's expertise and knowledge, and the Executive, in turn, desires full-time, at-will employment with the Corporation, on the terms provided in this Agreement.

     Accordingly, in consideration of the mutual agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                        FULL-TIME EMPLOYMENT OF EXECUTIVE

     1.1 DUTIES AND STATUS.

        (a) Titles, Authority and Reporting. The Corporation hereby engages the Executive as a full-time, at-will, employee, effective as of March 27, 2000, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. During his employment with the Corporation, the Executive shall hold such titles, shall exercise such authority and shall perform such executive duties as are assigned to him by the Chairman of the Board of the Corporation or its designee. The Executive shall report to the CEO of the Corporation, Thomas
K. Lewis or to such other individual designated by the Chairman of the Board of the Corporation.

        (b) Full-time Efforts. During his employment with the Corporation, the Executive shall devote his full professional time and efforts to the business of the Corporation and will not engage in consulting work or any trade or business of his own account or for or on behalf of any other individual or entity.

        (c) Place of Employment. Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in
Section 1.1(a) and (b) primarily at the principal offices of the Corporation in the Omaha, Nebraska metropolitan area. The Executive shall also spend a portion of his time in New York City at the Corporation's offices, which are intended to be established in the future.

        (d) Inability to Perform. During his employment with the Corporation, the Executive shall be entitled to vacation and leave for illness or temporary disability in accordance with the Corporation's policies for its senior executive officers. Any leave on account of illness or temporary disability which is short of a long term disability (as determined by the Corporation in its discretion) shall not constitute a breach of this Agreement by the Executive, but leave on


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account of a long term disability (as determined by the Corporation in its discretion) shall be deemed to result in a voluntary termination by the Executive of the Executive's employment with the Corporation.

        (e) Guidelines and Laws. During his employment with the Corporation, the Executive shall at all times comply with the Corporation's Equity Ownership and Disposition Guidelines (which currently generally require the Executive to own Corporation stock valued at two times the Executive's base salary no later than March 26, 2004). In addition, during his employment with the Corporation, the Executive shall at all times comply with all applicable Corporation policies and all applicable federal, State and local laws.

        (f) Assistance with Claims. During his employment with the Corporation, and for a reasonable time thereafter, the Executive will provide reasonable assistance to the Corporation and/or its affiliates in defense or prosecution of claims against or by the Corporation and/or its affiliates, to the extent that the Executive has knowledge or information that, in the judgment of the Corporation, could be of such assistance. The Corporation shall reimburse the Executive for any reasonable out-of-pocket expenses associated with such assistance.

        1.2 COMPENSATION AND GENERAL BENEFITS. As compensation for his services under this Agreement, the Executive shall be compensated as follows:

        (a) Base Salary. The Corporation shall pay the Executive an initial base salary at the rate of three hundred thousand dollars ($300,000) per year, payable on the Corporation's regular schedule for executive pay. The Executive's initial base salary is subject to review and adjustment from time-to-time as deemed appropriate by the Board of the Corporation or its designee.

        (b) Benefit Programs. Throughout the Employment Period, the Executive shall be entitled to participate in the Corporation's employee benefit programs generally available to its senior executive employees, pursuant to the terms of those programs. The Corporation retains the right to terminate or amend these programs from time-to-time as it deems appropriate.

        The benefit programs in which the Executive shall participate on March 27, 2000 include, but are not limited to, the following:

        1. Incentive Bonus. The Executive is eligible to receive an annual incentive bonus, payable at the same time as other executives and subject to pro ration in year one, in accordance with all of the terms of the Corporation's annual incentive bonus program. This program provides for a threshold bonus of 50% of base salary, a targeted bonus of 100% of base salary, and a maximum bonus of 150% of base salary, with no bonuses paid for performance below the threshold. The amount of any annual incentive bonus is determined using the Corporation's bonus performance measurement program applicable to senior executives. Presently, under that program, 60% of the bonus is based on achievement of corporate objectives, and 40% is based on achievement of individual objectives.



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        2. Nonqualified Stock Options. Management will recommend to the
Compensation Committee of the Board of the Corporation that the Executive be granted $700,000 worth of AMTD nonqualified stock options, with such options to be awarded and their strike price set upon approval by the Compensation Committee. The options would vest 25% at the end of each full year of employment and in accordance with the Ameritrade Long Term Incentive Plan.

        After this initial grant, the Executive will be eligible for the next normal grant on the next regular grant date for other executives. Management will recommend to the Board a normal grant consistent with the existing executive stock option program with a target grant of $250,000 (83% of starting base salary).

        All of the above will be based on the Corporation's method of calculating stock option grants for executives established by the Corporation's external compensation consultant.

        Subject to Board approval, the Executive's unvested stock options will vest upon a change of control. For this purpose, change of control means that the Control Group as that term is defined in the Corporation's Certificate of Incorporation (i.e., J. Joe Ricketts, Marlene M. Ricketts, the lineal descendants of J. Joe Ricketts and Marlene M. Ricketts and their spouses, and any trust or other person or entity that holds Common Stock for the benefit of the foregoing) is no longer entitled to appoint a majority of the Corporation's Board of Directors.

        No unvested stock options will vest upon the Executive's termination of employment, except as indicated above with respect to a change of control.

        A vested stock option may be exercised within the ten year period beginning on the date of grant of the option, except in the event of termination "for cause" (as defined in Section 4.2) in which case the exercise period for any vested options will expire one year from the date of termination.

        3. Paid Time Off/Vacation. The Executive is entitled to 20 days paid time off and Corporation holidays during calendar year 2000, and 20 days paid time off (and Corporation holidays) each January 1 thereafter.

        4. Relocation Costs. The Corporation will reimburse the Executive for the reasonable costs of his family's relocation from Middletown, New Jersey to the Omaha, Nebraska area. In particular, the Corporation will reimburse realtor fees incurred in the sale of the Executive's New Jersey residence, other reasonable closing costs associated with that sale and the purchase of a new residence in Nebraska, reasonable expenses associated with packing and moving of household goods, and reasonable costs incurred in connection with two househunting trips for the Executive and his spouse, one of which trips may include the Executive's children. In addition, the Corporation will provide the Executive with temporary housing in Nebraska until the Executive's children's current school year ends, for a period not to exceed three months. The Corporation also will reimburse the Executive's tax liability that is a direct result of his relocation expenses reimbursements from the Corporation, in an amount not to exceed $50,000. All of the foregoing reimbursements will be subject to applicable taxes and withholding. If the Executive


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voluntarily terminates his employment with the Corporation within one year of the date of the actual relocation of his family to Nebraska, he will reimburse the Corporation, within ninety days of the date of termination, for all amounts paid by the Corporation under this paragraph.

        5. Deferred Compensation Program. The Corporation intends to adopt a deferred compensation program that will allow executives to defer some or all of their incentive bonuses, where one of the investment elections will be Corporation stock. If such a program is adopted, the Executive will be eligible to participate in the program.

                                   ARTICLE II

               COMPETITION; CONFIDENTIAL INFORMATION; SOLICITATION


     2.1 COMPETITION; CONFIDENTIAL INFORMATION. The Executive and the Corporation recognize that, due to the nature of his employment with the Corporation, the Executive will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation and its affiliates, including, without limiting the generality of the foregoing, information with respect to the Corporation's present and prospective financial and balance sheet data, systems, customers, agents, accounts, deposits, loans, sales and marketing methods.

        The Executive acknowledges that such information is of central importance to the business of the Corporation and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Corporation and its affiliates. The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop good will for the Corporation and its affiliates through his personal contact with customers, agents and others sharing business relationships with the Corporation and its affiliates, and that there is a danger that this good will, a proprietary asset of the Corporation and its affiliates, may follow the Executive if and when his relationship with the Corporation is terminated.

        The Executive accordingly agrees as follows:

        (a) Non-Competition. During his employment with the Corporation, and thereafter for the longer of six (6) months or any period during which or with respect to which payments of compensation are being made to the Executive under this Agreement or any benefit program of the Corporation, the Executive will not, directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise engage in any activity competitive with the business of the Corporation and its affiliates.

        (b) Passive Ownership. Nothing in this Article II shall be construed to prevent the Executive from owning, as an entirely passive investment, not more than ten percent (10%) of a class of equity securities issued by any issuer whose business is in no way competitive with the business of the Corporation.




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        The Executive also represents that he is not now a party to any agreement restricting or purporting to restrict his right to perform any of the services contemplated by this Agreement.

        This Section 2.1 shall survive the termination of this Agreement.

     2.2 NON-DISCLOSURE. During and at all times after the date of this Agreement, the Executive will keep confidential any confidential or proprietary information of the Corporation and its affiliates which is now known to him or which becomes known to him as a result of his employment or association with the Corporation and its affiliates and shall not at any time directly or indirectly disclose any such information to any individual or entity or use the same in any way other than in connection with the business of the Corporation and its affiliates. For purposes of this Agreement, "confidential or proprietary information" means information unique to the Corporation and/or its affiliates, which has a significant business purpose and is not known or generally available from sources outside the Corporation and its affiliates or typical of industry practice. This Section 2.2 shall survive the termination of this Agreement.

     2.3 NON-SOLICITATION. During and at all times after the date of this Agreement, the Executive will not, without the express written consent of the Corporation, solicit any individual who is an employee of the Corporation or any of its affiliates to terminate his or her employment with the Corporation or its affiliate. This Section 2.3 shall survive the termination of this Agreement.

                                   ARTICLE III

                 CORPORATION'S REMEDIES FOR BREACH OF ARTICLE II

     3.1 CORPORATION'S REMEDIES FOR BREACH. It is recognized that damages in the event of a breach of Article II by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that, if such a breach occurs, the Corporation, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have. The Corporation also shall have the specific right to a refund of any payments made, but not owed, to the Executive because of a breach by him of his obligations hereunder, and the Corporation shall have the right to cease payments not payable to the Executive because of a breach hereunder.

                                   ARTICLE IV

                               AT-WILL EMPLOYMENT





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     4.1 AT-WILL EMPLOYMENT. The Corporation or the Executive may terminate the
Executive's employment with the Corporation, at any time, for any reason.



     4.2 PAYMENTS AFTER EMPLOYMENT PERIOD.

        (a) Involuntary Termination Without Cause. If the Corporation terminates the Executive's employment for reasons other than "for cause", in addition to any benefits to which the Executive may be entitled under any of the Corporation's employee benefit programs, the Corporation will pay the Executive a severance allowance, subject to the Executive entering into a general release acceptable to the Corporation in its discretion. This severance allowance, which shall be paid only if the Executive is in full compliance with all of his obligations under this Agreement, shall be the continuation of the Executive's base salary, at the rate in effect on the date of termination, for the twelve
(12) month period following termination. Payment of this severance allowance shall be made in installments on the regular paydays for senior executives. This severance allowance shall be reduced by any payments due to the Executive under any other severance program of the Corporation.

        (b) Change of Control Terminations. If the Corporation terminates the Executive's employment with the Corporation within six months after a change of control of the Corporation (as defined in Section 1.2), in addition to any benefits to which the Executive may be entitled under any of the Corporation's employee benefit programs, the Corporation will pay the Executive a severance allowance, subject to the Executive entering into a general release acceptable to the Corporation in its discretion. This severance allowance, which shall be paid only if the Executive is in full compliance with all of his obligations under this Agreement, shall be the continuation of the Executive's base salary, at the rate in effect on the date of termination, for the twelve (12) month period following termination. Payment of this severance allowance shall be made in installments on the regular paydays for senior executives. This severance allowance shall be reduced by any payments due to the Executive under any other severance program of the Corporation.

        (c) Other Terminations. If the Executive's employment with the Corporation terminates other than as described in (a) or (b) above, the Executive, or the Executive's dependents, beneficiaries and estate, as the case may be, will receive any termination benefits, including but not limited to health care continuation benefits, as they may be entitled under the terms of the Corporation's employee benefit programs in which the Executive participated on the date of his termination which provide benefits upon the applicable type of termination.

        For purposes of this Section 4.2, the term "for cause" means conduct that, in the judgment of the Corporation, would render the Executive incapable of performing his duties under this Agreement, including but not limited to embezzlement, fraud, perjury, alteration of documents, robbery, any felonious acts, substantial non-performance and any conduct that the Corporation determines would compromise the Corporation's interests.




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                                    ARTICLE V

                                     NOTICES

     5.1 NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal executive offices.

                                   ARTICLE VI

                          ENTIRE AGREEMENT; AMENDMENTS

     6.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter of this Agreement and supersedes any and all prior understandings on the subjects matter of this Agreement, written or oral, including but not limited to the letter agreement between the parties dated February 28, 2000. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. The invalidity or unenforceability of any provisions of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

                                   ARTICLE VII

                               DISPUTE RESOLUTION

     7.1 DISPUTE RESOLUTION. In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement or its breach, the parties shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

        If they do not reach such a solution within 30 days, the parties agree that any and all disputes, claims, questions or disagreements arising out of or related to this Agreement shall be submitted to mediation. Either party may commence mediation by providing the other party with a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with one another in selecting a mediator, and in scheduling the mediation proceedings. If the parties cannot agree on a mediator, the parties agree that they shall appoint JAMS/Endispute as a mediation body. The mediation shall be conducted in accordance with JAMS/Endispute's applicable employment mediation rules and procedures then in effect. The parties agree that they shall share equally in the costs of any mediation.

        If the parties cannot reach a mutually satisfactory resolution by mediation, any unresolved disputes, claims, questions or disagreements between them, including any controversy






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or claim arising out of or relating to this Agreement (or its breach) shall be settled by final, binding and non-appealable arbitration in Omaha, Nebraska by one arbitrator. The arbitration shall be conducted by JAMS/Endispute or its successor in interest in accordance with its applicable employment arbitration rules and procedures then in effect. The arbitrator will be chosen from JAMS/Endispute's panel of former judges. Judgment upon the award rendered in any arbitration may be entered in any court having jurisdiction.

        Except as noted below, during the pendency of this dispute resolution process, the parties agree to forbear from filing or otherwise proceeding with litigation. Any and all proceedings, hearings, findings or any other record of a dispute under this Article shall be private and shall be held in the strictest confidence of all parties so involved, including but not limited to the parties to this Agreement and any appointed mediator or arbitrator.

        Finally, this Article shall not be construed to limit the Corporation's right to obtain relief under Article 3 with respect to any matter or controversy subject to Article 3, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Corporation shall be entitled to obtain any such relief by direct application to a court of law, without being required to first arbitrate such matter or controversy.

        The provisions of this Article may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys fees, to be paid by the party against whom enforcement is ordered.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of March 27, 2000.

ATTEST/WITNESS:                         THE CORPORATION


-------------------------------          /s/ J. Joe Ricketts

Print Name:                             Print Name: J. Joe Ricketts
           --------------------                    ----------------





                                        /s/ John R. MacDonald
                                        ---------------------------
                                        JOHN R. MACDONALD


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